NUTRISYSTEM, INC. ACQUIRES SOUTH BEACH DIET BRAND
FROM SBD HOLDINGS GROUP CORP.

Acquisition Broadens Industry Footprint and Expands Addressable Market Opportunity

Fort Washington, PA — Dec. 17, 2015 — Nutrisystem, Inc. (NASDAQ-NTRI), a leading provider of weight management products and services, announced today that it has acquired the South Beach Diet brand from SBD Holdings Group Corp., for $15 million. Nutrisystem has also entered into an agreement with the South Beach Diet founder, Dr. Arthur Agatston, who will be joining the Nutrisystem Science Advisory Board.

Over the next year, in addition to continuing to grow its core brand, Nutrisystem will begin developing South Beach Diet meal programs, products, and services as a distinct brand with the intent to launch in both the direct-to-consumer and retail channels in 2017.

“The South Beach Diet is a well-known and well-respected brand with a proven track record of helping people lose weight through its exceptionally successful books. We look forward to extending the reach of the brand and its principles through the creation of a meal delivery program that’s simple, easy to follow and based on a scientifically-proven plan,” said Dawn Zier, President and CEO of Nutrisystem. “This acquisition will provide consumers with additional quality choices and enable us to capture an even more significant share of the commercial weight loss market as we further leverage our expertise in product development, marketing, ecommerce, supply chain logistics, and retail.”

The South Beach Diet was created by Dr. Agatston, a renowned cardiologist from southern Florida, with the goal of developing a safe diet for his overweight patients to improve their health. Dr. Agatston’s book, “The South Beach Diet,” became a runaway bestseller and many of the brand’s books have appeared on the New York Times bestseller list. More than 23 million copies of the brand’s books are in print. The South Beach Diet plan focuses on a balanced, heart healthy approach to weight loss and maintenance.

“I couldn’t imagine a better place for the South Beach Diet to land and be further developed,” said South Beach Diet founder, Dr. Agatston. “The management team at Nutrisystem has a proven track record of reinvigorating and leveraging strong brands across channels. I look forward to contributing my expertise as the brand reaches new heights, realizes even greater potential and converts on the ability to positively affect the health and wellness of millions of Americans.”

Acquisition overview
SBD Holdings Group Corp. will continue to operate the South Beach Diet brand through July 1, 2016. During this time and the remainder of 2016, Nutrisystem will make investments in product development, marketing and e-commerce for a planned re-launch of the South Beach Diet in 2017.

Under the agreement, Nutrisystem will acquire all registered copyrights, trademarks, and domain names from SBD Holdings Group Corp. As a result of the above investments, the Company expects this transaction to be slightly dilutive to earnings in 2016 and accretive to earnings in 2017 as it develops new South Beach Diet programs and services with the intent to launch in both the direct-to-consumer and retail channels in 2017. Capital expenditures related to the brand are anticipated to be approximately $2 million in 2016. Financial projections will be refined and communicated on the Company’s Q4 conference call.

BTIG, LLC served as the Financial Advisor and Pepper Hamilton LLP served as the Legal Advisor to Nutrisystem in this transaction.

About Nutrisystem, Inc.
Nutrisystem, Inc. (NASDAQ: NTRI) is a leader in the weight loss industry, having helped millions of people lose weight over the course of more than 40 years. The Company’s weight loss solutions include Nutrisystem® MyWay®, a structured food delivery program including a digital platform NuMi® by Nutrisystem, multi-day kits and individual products available at select retail outlets. The Company recently launched its all-new Turbo10, a clinically tested program that delivers up to a 10-pound weight loss and an overall reduction of five inches from the waist, hips, thighs, chest, and arms in just the first month. The Company’s current product line offers customers the most meal choices, including more than 100 foods containing no artificial preservatives or artificial flavors. Nutrisystem® plans are consistent with national guidelines for dietary intake meeting targets for fat, sodium, sugar, cholesterol, fiber and physical activity and include comprehensive counseling options from trained weight loss coaches, registered dietitians and certified diabetes educators. Plans can be customized to specific dietary needs and preferences including the Nutrisystem® D® program for people with Type 2 diabetes or pre-diabetes. For more information, go to NutrisystemNews.com.

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IR Contact:
John Mills, Partner
ICR, Inc.
646-277-1254
ir@nutrisystem.com
John.Mills@Icrinc.com

Media Contact:
Robin McConnell Shallow, VP Communications
Nutrisystem, Inc.
914-841-5572
rshallow@nutrisystem.com